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                                                                    EXHIBIT 99.1


[GENCORP LOGO]


News Release
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Investor Contacts:  Yasmin Seyal
                    Chief Financial Officer
                    GenCorp Inc.
                    916-351-8585

Press Contacts:     Linda Beech Cutler
                    Vice President, Corporate Communications
                    GenCorp Inc.
                    916-351-8650


FOR IMMEDIATE RELEASE


                          GENCORP ANNOUNCES PROMOTIONS
                       TERRY HALL NAMED PRESIDENT AND CEO
                   YASMIN SEYAL NAMED CHIEF FINANCIAL OFFICER


SACRAMENTO, CA. -- MAY 16, 2002 -- GenCorp Inc. (NYSE: GY) today announced that Terry Hall, currently Chief Operating Officer (COO), has been promoted to President and Chief Executive Officer, effective July 1, 2002. He will also become a member of GenCorp's Board of Directors effective immediately. Bob Wolfe, who has announced his intention to retire at the end of 2003, will remain Chairman of the Board. The Company also announced that Yasmin Seyal, Senior Vice President, Finance and Acting Chief Financial Officer (CFO) has been promoted to CFO.

Hall joined GenCorp as CFO in May 1999. In September 2001, he was promoted to COO with corporate responsibility for all GenCorp's business units, including Aerojet, Aerojet Fine Chemicals, GDX Automotive and GenCorp Real Estate. Prior to GenCorp, Hall was with U.S. Airways, an $8 billion airline holding company where he was Senior Vice President, Finance and Chief Financial Officer. Hall also served as Vice President, Finance and Chief Financial Officer at Apogee Enterprises, Inc., and as Vice President and Chief Financial Officer of Tyco International. He also held the position of Vice President and Treasurer for United Airlines, and Vice President, General Manager, and Chief Operating Officer at Northwest Aircraft, Inc. A graduate of Bemidji State University in Minnesota, Hall also received a law degree from the University of Minnesota School of Law, Minneapolis.
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"Terry has been instrumental in helping reposition our business units for sustained growth," Wolfe said. "His significant financial, operational and corporate development expertise will be a critical asset as we continue to refine and implement our long-term strategic initiatives."

Seyal has been with GenCorp since 1989, holding finance positions of increasing responsibility, including Tax Manager, Assistant Treasurer and Director of Taxes, and Corporate Treasurer prior to her appointment as Senior Vice President, Finance, and Acting CFO in September 2001. Before joining GenCorp, Seyal was with PriceWaterhouseCoopers. In addition to being a Certified Public Accountant, Seyal is a member of the Tax Executives Institute (TEI), member of the Aerospace Industry Association (AIA) Tax Committee, and a member of the Manufacturers Alliance for Productivity and Innovation, Inc. (MAPI). She holds an MA degree in accounting from Aberdeen University, Scotland, and an MS degree in tax from the Golden Gate University, Sacramento.

"Yasmin has an illustrious track record at the Company, repeatedly demonstrating her financial strength and expertise," said Wolfe. "As CFO, she will assume additional leadership and financial management responsibilities for the business units, and will lead the effort to increase GenCorp's presence with the investment community."

GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals, and automotive industries. For more information, visit the Company's website at www.gencorp.com